Exhibit 99.1

Earnings Release

Investor Contact: Bertner Advisors, LLC Monique Kosse, 860-940-0352 Monique.Kosse@BertnerAdvisors.com

Catalent Reports Fourth Quarter and Fiscal Year 2014 Results
Fourth Quarter Fiscal Year 2014 Highlights

•	Total revenue increased 3% (or 2% on a constant currency basis) to $519.6 million from fourth quarter 2013

•	Net income of $27.2 million, an increase of 66% from fourth quarter 2013

•	Adjusted EBITDA increased 18% to $150.7 million from fourth quarter 2013

•	Earnings of $0.36 per share and $0.36 per diluted share

•	Launched ADVASEPTTM, aseptic technology for the glass-free delivery of injectable drugs

•	Revealed plans to open a lab in Japan to provide proof-of-concept support and feasibility studies for the proprietary Zydis® platform

Somerset, N.J. -- September 4, 2014 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the fourth quarter and fiscal year ended June 30, 2014.

Fourth quarter revenue of $519.6 million increased 3% as reported, or 2% on a constant currency basis, from the $505.2 million in the fourth quarter a year ago. Fiscal year 2014 revenue of $1.83 billion increased 2%, both on an as reported and on a constant currency basis, from the $1.80 billion in the prior year.

Fourth quarter net income of $27.2 million increased 66% from the $16.4 million in the fourth quarter a year ago. Fiscal year 2014 net income of $16.2 million increased from the loss of $49.6 million recorded in the prior year.

Fourth quarter 2014 EBITDA from continuing operations was $127.7 million, an increase of 15% compared to the prior year period. Fiscal year 2014 EBITDA from continuing operations was $374.4 million, an increase of 13% compared to the prior year.

Fourth quarter 2014 Adjusted EBITDA, as defined in the GAAP to non-GAAP reconciliation provided later in this release, was $150.7 million, or 29.0% of revenue, compared to $128.1 million, or 25.4% of revenue, in the fourth quarter a year ago. Fiscal year 2014 Adjusted EBITDA was $432.3 million, or 23.7% of revenue, compared to $412.7 million, or 22.9% of revenue, for the prior year.

Fourth quarter 2014 Adjusted Net Income was $77.0 million, or $1.01 per diluted share, compared to $54.5 million, or $0.72 per diluted share, in the fourth quarter a year ago. Fiscal year 2014 Adjusted Net Income was $142.4 million, or $1.87 per diluted share, compared to $82.6 million, or $1.10 per diluted share, for the prior year.

"We are pleased with our fourth quarter results,” said John Chiminski, President and Chief Executive Officer of Catalent, Inc. “Our performance was highlighted by double-digit EBITDA growth within all three of our reporting segments. We continue to execute and to make strategic investments to position Catalent for organic growth and further market expansion, as evidenced by the launch of our ADVASEPT™ technology and the upcoming expansion plans in Japan.

Fourth Quarter 2014 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $348.1 million, an increase of 4% (or 5% on a constant currency basis) over the fourth quarter a year ago. This growth was primarily led by the softgel business in international markets. Growth was partially offset by volume declines in the pharmaceutical softgel business in North America and by the Company’s exit from its remaining non-core third-party commercial packaging business. The total adverse impact on fourth quarter revenue from the packaging business exit was $8 million. Excluding this impact, revenue from Oral Technologies would have grown 6% (or 7% on a constant currency) basis compared to the prior year period.

Revenue from the Development and Clinical Services segment was $105.4 million, a decrease of 1% (or 4% on a constant currency basis) over the fourth quarter a year ago, primarily due to lower comparator sales. Given the low margins associated with comparator sales, the revenue decline had a minimal impact on the segment’s profitability.

Revenue from the Medication Delivery Solutions segment was $68.9 million, an increase of 1% (or a decrease of 1% on a constant currency basis) over the fourth quarter a year ago. This decline was primarily due to lower sales within the Company’s European sterile injectables business.

Segment EBITDA Highlights

Oral Technologies segment EBITDA in the fourth quarter of 2014 was $113.1 million, an increase of 12% (or 13% on a constant currency basis). This increase was primarily due to favorable product mix within the softgel and modified release technologies businesses.

Development and Clinical Services segment EBITDA in the fourth quarter of 2014 was $26.3 million, an increase of 35% (or 29% on a constant currency basis). This EBITDA improvement was attributable to favorable product mix within clinical supply services, performance within analytical services, and the realization of cost synergies driven by site consolidations in North America.

Medication Delivery Solutions segment EBITDA in the fourth quarter of 2014 was $17.8 million, an increase of 24% (or 21% on a constant currency basis). This increase was driven by favorable product mix and by the timing of facility preventative maintenance expenses.

Fiscal Year 2014 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $1.18 billion, a decrease of 1% (or an increase of 1% on a constant currency basis) over fiscal year 2013. During fiscal year 2014, the Company exited its remaining non-core third-party packaging business in Europe. The total impact on fiscal year 2014 revenue from the packaging business exit was $32 million. Excluding this impact, revenue from Oral Technologies would have been in line with the prior year (or an increase of 2% on a constant currency basis).

Revenue from the Development and Clinical Services segment was $412.2 million, an increase of 2% as reported, but in line with the prior year on a constant currency basis.

Revenue from the Medication Delivery Solutions segment was $246.1 million, an increase of 12% (or 10% on a constant currency basis) over fiscal year 2013. This increase was driven by a strong injectable pipeline and growth within Blow-Fill-Seal.

Segment EBITDA Highlights

Oral Technologies segment EBITDA in fiscal year 2014 was $324.3 million, an increase of 3% (or 4% on a constant currency basis) over fiscal year 2013. This increase was driven by solid performance within the modified release technologies and consumer health softgel businesses, partially offset by volume declines within the prescription softgel business.

Development and Clinical Services segment EBITDA in fiscal year 2014 was $83.5 million, an increase of 11% (or 9% on a constant currency basis) over fiscal year 2013. This increase was due to favorable product mix within clinical services and strong performance within analytical science services.

Medication Delivery Solutions segment EBITDA in fiscal year 2014 was $48.7 million, an increase of 55% (or 51% on a constant currency basis) over fiscal year 2013. This increase was due to a strong injectable pipeline and favorable product mix within Blow-Fill-Seal.

Additional Financial Highlights

Fourth quarter gross margin of 36.6% improved 2.2 percentage points from 34.4% in the fourth quarter a year ago. Fiscal year 2014 gross margin of 32.8% improved 1.2 percentage points from 31.6% in fiscal year 2013, driven by favorable product mix within each of the three business units.

Fourth quarter selling, general and administrative expenses were $78.6 million and represented 15.1% of revenue compared to 17.6% of revenue in the fourth quarter a year ago. Fiscal year 2014 selling, general and administrative expenses were $334.8 million and represented 18.3% of revenue compared to 18.9% of revenue in fiscal year 2013. The decrease in selling, general and administrative expenses as a percent of revenue for the fourth quarter and for the fiscal year was primarily driven by a decrease in acquisition integration costs.

Backlog for the Development and Clinical Services segment was $373.8 million as of June 30, 2014, an increase of 37% over the prior fiscal year. The segment also recorded net new business wins of $107.3 million during the fourth quarter, an increase of 8% compared to the fourth quarter of fiscal year 2013. The segment’s trailing-twelve-month book-to-bill ratio was 1.25.

Balance Sheet and Liquidity

As of June 30, 2014, Catalent had $74.4 million in cash and cash equivalents and $2.6 billion in debt. The Company generated $178.3 million in cash from operating activities during fiscal year 2014.

Subsequent to the close of the quarter, Catalent completed an initial public offering of its common stock that closed on August 5, 2014. In the IPO, Catalent raised net proceeds of approximately $822.7 million after the underwriting discount and offering expenses. Information on the use of the Company's IPO proceeds is contained in the prospectus dated July 30, 2014 filed with the Securities and Exchange Commission.

Fiscal Year 2015 Outlook

For fiscal year 2015, the Company expects its revenue to be in the range of $1.89 billion to $1.92 billion, its Adjusted EBITDA to be in the range of $450 million to $460 million, its Adjusted Net Income to be in the range of $215 million to $225 million, and its capital expenditures to be in the range of $115 million to $125 million.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:30 p.m. ET today.

Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com.

The webcast replay, along with supplemental slides, will be available for 90 days in the Investors section at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products.  With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 8,000 people, including over 1,000 scientists, at nearly 30 facilities across 5 continents. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

We use our website (www.catalent.com), our corporate Facebook page (https://www.facebook.com/CatalentPharmaSolutions) and our corporate Twitter account (@catalentpharma) as channels of distribution of company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings and public conference calls and webcasts.  The contents of our website and social media channels are not, however, a part of this report.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA and Adjusted Net Income

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Under the indentures governing the Company’s notes and the credit agreement governing the senior unsecured term loan facility, its ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures and the credit agreement governing the senior unsecured term loan facility). Adjusted EBITDA is based on the definitions in the Company’s indentures and the credit agreement governing the senior unsecured term loan facility, is not defined under U.S. GAAP, and is subject to important limitations. The Company has included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing its notes and the credit agreement governing the senior unsecured term loan facility, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. For example, Adjusted Net Income excludes our non-cash tax expense and does not reflect the impact on earnings resulting from certain other items.

We believe that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and we use this measure for business planning purposes. We define Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) tax expense or income which is not cash, (3) amortization attributable to purchase accounting and (4) income or loss from non-controlling interest in our majority-owned operations. We also make adjustments for other cash and non-cash items included in the table below, partially offset by our estimate of the cash taxes saved as a result of such cash and non-cash items. We believe that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations available to our stockholders.

We present Adjusted Net Income/(loss) in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in this prospectus, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations, Adjusted EBITDA and Adjusted Net Income.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on our business and subject the Company to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting our obligations under our indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our Prospectus dated July 30, 2014, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Three Months Ended June 30,		FX impact (unfavorable) / favorable	Increase/(Decrease)
	2014	2013		Change $	Change %
Net revenue	$519.6	$505.2	$3.7	$10.7	2%
Cost of sales	329.3	331.5	3.3	(5.5)	(2)%
Gross margin	190.3	173.7	0.4	16.2	9%
Selling, general and administrative expenses	78.6	88.8	0.4	(10.6)	(12)%
Impairment charges and (gain)/loss on sale of assets	2.8	0.6	—	2.2	*
Restructuring and other	7.8	5.7	0.1	2.0	35%
Operating earnings/(loss)	101.1	78.6	(0.1)	22.6	29%
Interest expense, net	40.3	42.5	0.6	(2.8)	(7)%
Other (income)/expense, net	7.6	4.8	(2.1)	4.9	*
Earnings/(loss) from continuing operations, before income taxes	53.2	31.3	1.4	20.5	65%
Income tax expense/(benefit)	26.2	21.1	(0.7)	5.8	27%
Earnings/(loss) from continuing operations	27.0	10.2	2.1	14.7	*
Net earnings/(loss) from discontinued operations, net of tax	—	6.1	—	(6.1)	*
Net earnings/(loss)	27.0	16.3	2.1	8.6	53%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.2)	(0.1)	—	(0.1)	*
Net earnings/(loss) attributable to Catalent	$27.2	$16.4	$2.1	$8.7	53%

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	27.2	10.3
Net earnings/(loss) attributable to Catalent	27.2	16.4

Earnings per share attributable to Catalent:
Basic
Continuing operations	0.36	0.14
Net earnings/(loss)	0.36	0.22
Diluted
Continuing operations	0.36	0.13
Net earnings/(loss)	0.36	0.21
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended June 30,		FX impact (unfavorable) / favorable	Increase/(Decrease)
	2014	2013		Change $	Change %
Oral Technologies
Net revenue	$348.1	$333.3	$(0.9)	$15.7	5%
Segment EBITDA	113.1	100.8	(0.9)	13.2	13%
Medication Delivery Solutions
Net revenue	68.9	68.1	1.5	(0.7)	(1)%
Segment EBITDA	17.8	14.4	0.4	3.0	21%
Development and Clinical Services
Net revenue	105.4	106.7	3.1	(4.4)	(4)%
Segment EBITDA	26.3	19.5	1.2	5.6	29%
Inter-segment revenue elimination	(2.8)	(2.9)	—	0.1	(3)%
Unallocated Costs	(29.5)	(23.6)	1.9	(7.8)	33%
Combined Total
Net revenue	$519.6	$505.2	$3.7	$10.7	2%

EBITDA from continuing operations	$127.7	$111.1	$2.6	$14.0	13%
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Fiscal Year June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
(Dollars in millions)	2014	2013		Change $	Change %
Net revenue	$1,827.7	$1,800.3	$(1.6)	29.0	2%
Cost of products sold	1,229.1	1,231.7	0.2	(2.8)	*
Gross margin	598.6	568.6	(1.8)	31.8	6%
Selling, general and administrative expenses	334.8	340.6	(0.2)	(5.6)	(2)%
Impairment charges and (gain)/loss on sale of assets	3.2	5.2	0.1	(2.1)	(40)%
Restructuring and other	19.7	18.4	0.1	1.2	7%
Operating earnings/(loss)	240.9	204.4	(1.8)	38.3	19%
Interest expense, net	163.1	203.2	1.4	(41.5)	(20)%
Other (income)/expense, net	10.4	25.1	(2.6)	(12.1)	(48)%
Earnings/(loss) from continuing operations before income taxes	67.4	(23.9)	(0.6)	91.9	*
Income tax expense/(benefit)	49.5	27.0	(1.3)	23.8	88%
Earnings/(loss) from continuing operations	17.9	(50.9)	0.7	68.1	*
Net earnings/(loss) from discontinued operations, net of tax	(2.7)	1.2	—	(3.9)	*
Net earnings/(loss)	15.2	(49.7)	0.7	64.2	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(1.0)	(0.1)	—	(0.9)	*
Net earnings/(loss) attributable to Catalent	$16.2	$(49.6)	$0.7	65.1	*

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	18.9	(50.8)
Net earnings/(loss) attributable to Catalent	16.2	(49.6)

Earnings per share attributable to Catalent:
Basic
Continuing operations	0.25	(0.68)
Net earnings/(loss)	0.22	(0.66)
Diluted
Continuing operations	$0.25	$(0.68)
Net earnings/(loss)	0.21	(0.66)

* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Fiscal Year Ended June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
(Dollars in millions)	2014	2013		Change $	Change %
Oral Technologies
Net revenue	$1,180.1	$1,186.3	$(13.5)	$7.3	1%
Segment EBITDA	324.3	315.7	(4.0)	12.6	4%
Medication Delivery Solutions
Net revenue	246.1	219.3	5.6	21.2	10%
Segment EBITDA	48.7	31.5	1.0	16.2	51%
Development and Clinical Services
Net revenue	412.2	404.8	6.4	1.0	*
Segment EBITDA	83.5	75.0	2.0	6.5	9%
Inter-segment revenue elimination	(10.7)	(10.1)	(0.1)	(0.5)	5%
Unallocated Costs (1)	(82.1)	(90.6)	2.5	6.0	(7)%
Combined Total
Net revenue	$1,827.7	$1,800.3	$(1.6)	$29.0	2%

EBITDA from continuing operations	$374.4	$331.6	$1.5	$41.3	12%
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	March 31, 2014	June 30, 2014	June 30, 2014
Earnings/(loss) from continuing operations	$10.2	$1.8	$(18.9)	$8.0	$1.1	$27.0	$17.9
Interest expense, net	42.5	40.9	41.5	40.4	165.3	40.3	163.1
Income tax (benefit)/provision	21.1	(6.6)	23.3	6.6	44.4	26.2	49.5
Depreciation and amortization	37.2	36.5	37.3	35.1	146.1	34.0	142.9
Noncontrolling interest	0.1	0.1	0.3	0.4	0.9	0.2	1.0
EBITDA from continuing operations	111.1	72.7	83.5	90.5	357.8	127.7	374.4
Equity compensation	0.6	1.2	1.1	1.1	4.0	1.1	4.5
Impairment charges and (gain)/loss on sale of assets	0.6	—	—	0.4	1.0	2.8	3.2
Financing related expenses and other	5.7	0.1	(0.1)	0.1	5.8	10.9	11.0
US GAAP Restructuring	5.7	3.0	5.4	3.5	17.6	7.8	19.7
Acquisition, integration and other special items	2.7	3.7	2.8	2.7	11.9	0.6	9.8
Foreign Exchange loss/(gain) (included in other, net) (1)	(4.8)	(1.7)	(2.5)	4.5	(4.5)	(3.8)	(3.5)
Other adjustments	3.6	—	—	(0.1)	3.5	0.4	0.3
Sponsor monitoring fee	2.9	3.2	3.2	3.3	12.6	3.2	12.9
Subtotal	128.1	82.2	93.4	106.0	409.7	150.7	432.3
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$128.1	$82.2	$93.4	$106.0	$409.7	$150.7	$432.3

(1) Foreign exchange gain of $3.5 million for the twelve months ended June 30, 2014 included $17.1 million of unrealized foreign currency exchange rate gains primarily driven by gains of $26.6 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by foreign currency exchange losses of $9.5 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $13.6 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to Adjusted Net Income
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	March 31, 2014	June 30, 2014	June 30, 2014
Net earnings/(loss)	$16.3	$1.4	$(19.5)	$6.3	$4.5	$27.0	$15.2
Net earnings/(loss) from discontinued operations, net of tax	(6.1)	0.4	0.6	1.7	(3.4)	—	2.7
Earnings/(loss) from continuing operations	10.2	1.8	(18.9)	8.0	1.1	27.0	17.9
Amortization (1)	11.1	10.2	10.5	11.0	42.8	10.8	42.5
Income tax expense/(benefit) (2)	21.1	(6.6)	23.3	6.6	44.4	26.2	49.5
Cash taxes (paid) / refunded	(3.9)	(15.8)	3.4	(1.1)	(17.4)	(7.6)	(21.1)
Net (earnings)/loss attributable to noncontrolling interest, net of tax	0.1	0.1	0.3	0.4	0.9	0.2	1.0
Equity compensation (3)	0.6	1.2	1.1	1.1	4.0	1.1	4.5
Impairment charges and (gain)/loss on sale of assets (4)	0.6	—	—	0.4	1.0	2.8	3.2
Financing related expenses (5)	5.7	0.1	(0.1)	0.1	5.8	10.9	11.0
U.S. GAAP restructuring (6)	5.7	3.0	5.4	3.5	17.6	7.8	19.7
Acquisition, integration and other special items (7)	2.7	3.7	2.8	2.7	11.9	0.6	9.8
Foreign exchange loss (gain) (included in other (income) / expense, net) (8)	(4.8)	(1.7)	(2.5)	4.5	(4.5)	(3.8)	(3.5)
Other adjustments (9)	3.6	—	—	(0.1)	3.5	0.4	0.3
Sponsor advisory fee (10)	2.9	3.2	3.2	3.3	12.6	3.2	12.9
Estimated cash tax (savings) / expense attributable to reconciling items (11)	(1.1)	(0.7)	(0.6)	(1.4)	(3.8)	(2.6)	(5.3)
Adjusted net income / (loss)	$54.5	$(1.5)	$27.9	$39.0	$119.9	$77.0	$142.4
(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)	Represents the amount of income tax-related (benefit)/expense recorded within our net earnings/(loss) which may not result in cash payment or receipt.

(3)	Reflects non-cash stock-based compensation expense under the provisions of ASC 718 Compensation Stock Compensation.

(4)	Reflects non-cash asset impairment charges and losses from the sale of assets not included in restructuring and other special items discussed below.

(5)	Reflects the expense associated with refinancing activities undertaken by the Company during the period.

(6)
Reflects U.S. GAAP restructuring charges which were primarily attributable to activities which focus on various aspects of operations, including consolidating certain operations, rationalizing headcount and aligning operations in a more strategic and cost-efficient structure to optimize our business.

(7)	Primarily reflects acquisition and integration related costs.

(8)
Represents unrealized foreign currency exchange rate (gains)/losses primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. The foreign exchange adjustment is also impacted by the exclusion of realized foreign currency exchange rate (gains)/losses from the non-cash and cash settlement of inter-company loans. Inter-company loans are between Catalent entities and do not reflect the ongoing results of our trade operations.

(9)	Reflects certain other adjustments made pursuant to the definition of “EBITDA” under our indentures and credit agreements.

(10)	Represents amount of sponsor advisory fee, which will be terminated following the offering. See “Certain Relationships and Related Party Transactions-Transaction and Advisory Fee Agreement.”

(11)
Represents the estimated cash tax impact of certain items recorded in each period that are added back in the calculation of Adjusted Net Income/(loss). The estimate is determined by applying the statutory tax rate in tax paying jurisdictions to income or expense items which impact cash taxes paid. Generally, amortization attributable to purchase accounting, unrealized gains/losses due to foreign currency translation and non-cash equity compensation do not impact cash taxes.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$74.4	$106.4
Trade receivables, net	403.7	358.0
Inventories	134.8	124.9
Prepaid expenses and other	74.6	89.8
Total current assets	687.5	679.1
Property, plant, and equipment, net	873.0	814.5
Other non-current assets, including intangible assets	1,529.7	1,455.9
Total assets	$3,090.2	$2,949.5

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$25.2	$35.0
Accounts payable	148.1	150.8
Other accrued liabilities	279.7	224.5
Total current liabilities	453.0	410.3
Long-term obligations, less current portion	2,685.4	2,656.6
Other non-current liabilities	319.1	292.9
Redeemable noncontrolling interest	4.5	—
Commitment and contingencies (1)
Total shareholder’s deficit	(371.8)	(410.3)
Total liabilities, redeemable noncontrolling interest and shareholder’s deficit	$3,090.2	$2,949.5

(1) Please refer to note 15 of the consolidated financial statements within our June 30, 2014 Form 10-K.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Twelve Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	180.2	139.1
Net cash provided by/(used in) operating activities from discontinued operations	(1.9)	(1.4)
Net cash provided by/(used in) operating activities	178.3	137.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(122.4)	(122.5)
Proceeds from sale of property and equipment	0.9	2.9
Payment for acquisitions, net	(53.7)	(2.5)
Net cash provided by/(used in) investing activities from continuing operations	(175.2)	(122.1)
Net cash provided by/(used in) investing activities from discontinued operations	4.0	—
Net cash provided by/(used in) investing activities	(171.2)	(122.1)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	(17.5)	(3.9)
Proceeds from borrowing, net	1,723.7	672.7
Payments related to long-term obligations	(1,741.3)	(708.5)
Call premium payments and financing fees paid	(7.2)	(10.8)
Equity contribution/(redemption)	0.2	1.2
Net cash (used in)/provided by financing activities from continuing operations	(42.1)	(49.3)
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	(42.1)	(49.3)
Effect of foreign currency on cash	3.0	1.1
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(32.0)	(32.6)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	106.4	139.0
CASH AND EQUIVALENTS AT END OF PERIOD	$74.4	$106.4